UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 26, 2006

INTRICON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01.    Entry into a Material Definitive Agreement

        Deferred Compensation Plan

        On April 26, 2006, upon recommendation from the Compensation Committee, the Board of Directors of the Company approved a Deferred Compensation Plan. In order to permit key employees to defer the receipt of awards granted pursuant to an employee benefits plan, a deferred compensation plan meeting the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), must be adopted by a company. The Deferred Compensation Plan is intended to meet ERISA requirements. Under the Deferred Compensation Plan, key employees may defer receipt of certain awards granted pursuant to the 2006 Equity Incentive Plan. A key employee is an employee who, in the sole discretion of the Compensation Committee, is determined to be a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA. A copy of the Deferred Compensation Plan is included in this Form 8-K as exhibit 10.1.

        Purchase Agreement

        On May 11, 2006, the Company’s wholly owned subsidiary, Resistance Technology, Incorporated (“RTI”), entered into a purchase agreement dated as of May 5, 2006 with .MDSC Partners, LLP (“MDSC”) pursuant to which RTI will sell to MDSC the property located in Vadnais Heights, Minnesota for a purchase price of $2.65 million. Subject to the conditions set forth in the purchase agreement, the closing is expected to occur on June 15, 2006. Pursuant to the purchase agreement, RTI and MDSC will enter into a lease on the closing date pursuant to which RTI will lease the Vadnais Heights property from MDSC. The term of the lease is expected to be for 10 years with three renewal options to extend the term of the lease for successive periods of 5 years.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On May 12, 2006, William J. Kullback, the Company’s chief financial officer informed the Company that he will resign from the Company to take another opportunity. Mr. Kullback’s resignation is expected to be effective on or about May 26, 2006. The Board has begun the search for Mr. Kullback’s successor.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits

10.1	Deferred Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IntriCon Corporation

Date: May 17, 2006	By:	/s/ Mark S. Gorder
Mark S. Gorder President & CEO